Exhibit 99.1

Newtek Business Services Corp. Reports Full Year 2020 Financial Results

Boca Raton, FL – March 22, 2021 - Newtek Business Services Corp. (“Newtek” or the “Company”) (Nasdaq: NEWT), an internally managed business development company (“BDC”), announced today its financial and operating results for the twelve months ended December 31, 2020.

Full Year 2020 Financial Highlights

•Net investment income of $32.0 million, or $1.51 per share, for the twelve months ended December 31, 2020; an increase of 620.7%, on a per share basis, compared to net investment loss of $(5.6) million, or $(0.29) per share, for the twelve months ended December 31, 2019.
•Adjusted net investment income (“ANII”)1 of $43.4 million, or $2.05 per share, for the twelve months ended December 31, 2020; a decrease of 12.0%, on a per share basis, compared to ANII of $45.0 million, or $2.33 per share, for the twelve months ended December 31, 2019.
•Total investment income of $92.2 million for the twelve months ended December 31, 2020; an increase of 55.5% over total investment income of $59.3 million for the twelve months ended December 31, 2019.
•Debt-to-equity ratio of 1.35x at December 31, 2020.
•Total investment portfolio increased by 1.8% to $671.2 million at December 31, 2020, from $659.0 million at December 31, 2019.
•Net asset value (“NAV”) of $339.4 million, or $15.45 per share, at December 31, 2020; a decrease of 1.6%, on a per share basis, compared to NAV of $15.70 per share at December 31, 2019.

Subsequent Full Year 2020 Highlights

•In January 2021, the Company closed on a $115 million public offering of 5.50% Notes due 2026, which trade on the Nasdaq Global Market under the symbol "NEWTZ."
•In March 2021, Newtek Business Lending, LLC (“NBL”), Newtek’s wholly owned portfolio company that originates and funds SBA 504 loans, closed a $100 million credit facility with Deutsche Bank AG.

2020 Dividend Payments and 2021 Dividend Payments & Forecast
•The Company paid a fourth quarter 2020 cash dividend of $0.47 per share on December 30, 2020 to shareholders of record as of December 18, 2020.
•The Company paid a 2020 annual dividend of $2.05 per share out of taxable income.
•The Company declared a first quarter 2021 cash dividend of $0.50 per share, payable on March 31, 2021 to shareholders of record as of March 22, 2021. The payment of the first quarter 2021 dividend will represent a 13.6% increase over the first quarter 2020 dividend of $0.44 per share, and a 25% increase over the first quarter 2019 dividend of $0.40 per share.

Exhibit 99.1
•The Company revised its 2021 annual dividend forecast to a range of $2.40 per share to $2.90 per share2; an increase from the previous range of $2.00 per share to $2.50 per share. The midpoint of the 2021 annual dividend forecast range would represent an approximate 29% increase over the 2020 annual dividend.

Lending Highlights

•Newtek Small Business Finance, LLC (“NSBF”) funded $1.2 billion of Paycheck Protection Program ("PPP") loans, totaling approximately 10,500 loan units, for the twelve months ended December 31, 2020.
•On January 15, 2021, NSBF began submitting first- and second-draw PPP loan applications to the SBA, in accordance with the government's third stimulus package.
•NSBF funded $113.6 million of SBA 7(a) loans during the three months ended December 31, 2020; compared to $183.0 million of SBA 7(a) loans funded for the three months ended December 31, 2019.
•NSBF funded $196.8 million of SBA 7(a) loans during the twelve months ended December 31, 2020; compared to $517.7 million of SBA 7(a) loans funded for the twelve months ended December 31, 2019. The decline was due to NSBF suspending SBA 7(a) lending activities and shifting of resources from originating SBA 7(a) loans, beginning March 2020 through June 30, 2020, due to the pandemic’s effects on economic uncertainty, to originating PPP loans, which resulted in the origination of approximately $1.2 billion of PPP loans during 2020.
•NSBF forecasts full year 2021 SBA 7(a) loan fundings of approximately $600 million.
•NBL funded and/or closed $87.2 million SBA 504 loans during the twelve months ended December 31, 2020.
•NBL forecasts closing and/or funding between $35.0 million and $40.0 million SBA 504 loans in the first quarter of 2021.
•NBL forecasts closing and/or funding approximately $125.0 million SBA 504 loans for the full year 2021.
•NBL contributed $1.6 million in dividend income to the Company for the three months ended December 31, 2020.

For the twelve months ended December 31, 2020, the Company reported net investment income of $32.0 million, or $1.51 per share, a 620.7% increase, on a per share basis, compared to net investment loss of $(5.6) million, or $(0.29) per share, for the same period in 2019. The significant increase in net investment income was primarily due to the income earned by NSBF from funding $1.20 billion of PPP loans during the twelve months ended December 31, 2020.3 For the twelve months ended December 31, 2020, the Company reported ANII of $43.4 million, or $2.05 per share, a 12.0% decrease, on a per share basis, compared to ANII of $45.0 million, or $2.33 per share, for the same period in 2019. The decline in ANII for the twelve months ended December 31, 2020 compared to the same period in 2019, was due to the suspension of SBA 7(a) lending activities and the shifting of resources from March 2020 through June 2020 while NSBF focused on funding PPP loans as a result of the pandemic, as well as re-establishing a post-pandemic credit thesis.

Barry Sloane, Chairman, President and Chief Executive Officer said, “We are extremely proud of the performance of Newtek Business Services Corp. during one of the most challenging years in our 23-year operating history. The pandemic caused a tremendous amount of volatility, uncertainty and unpredictability across all of the important functions in our business model and customer base. We essentially shifted all forms of our normal lending activity during the first half of 2020 due to concerns of the pandemic and the effects of the government shutdown on the economy and, in turn, our business clientele. We immediately had to shift to a remote work environment for our staff and implement new and different practices and procedures that would carry us forward into the future.

Mr. Sloane continued, “Our strong performance and NSBF’s ability to shift its lending business to originating PPP loans is indicative of the entrepreneurship, spirit, dedication and hard work of our management team and staff to serve our independent-business-owner clientele. In 2020, NSBF originated approximately 10,500 PPP loans totaling $1.2 billion, which positively impacted Newtek’s revenue stream and net investment income in 2020. We expect to continue to experience those effects with additional PPP lending activity in 2021.”

Mr. Sloane further stated, “Despite the incredibly challenging year in 2020, we paid an annual 2020 dividend of $2.05 per share, which only declined by 4.7% compared to our annual dividend in 2019; the first year-over-year

Exhibit 99.1
annual dividend decline in our history. Additionally, we are proud to report that historically we have been able to pay our distributions in the form of dividends paid out of taxable income. We are currently forecasting an annual 2021 dividend in a range of $2.40 per share to $2.90 per share, which would represent an approximate 29% increase over the 2020 annual dividend at the midpoint of the 2021 annual dividend forecast range.”

Mr. Sloane concluded, “We believe we are in a strong position for 2021. We are well capitalized as a result of our debt and equity capital raises, and currently have, along with our lending portfolio companies, a robust lending pipeline, which includes SBA 7(a) loans, SBA 504 loans, non-conforming conventional loans and PPP loans. In addition, we believe that the potential reopening of the U.S. economy may have a positive impact on our portfolio companies, including our merchant solutions, managed technology solutions, and insurance agency solutions portfolio companies. We look forward to discussing our 2020 performance and 2021 outlook in greater detail during our earnings conference call tomorrow morning.”

Investor Conference Call and Webcast

A conference call to discuss full year 2020 results will be hosted by Barry Sloane, President, Chairman and Chief Executive Officer, and Nicholas Leger, Chief Accounting Officer, tomorrow, Tuesday, March 23, 2021 at 8:30 a.m. ET. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611.

In addition, a live audio webcast of the call with the corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events-and-presentations. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation and will remain available for 90 days.

1Use of Non-GAAP Financial Measures - Newtek Business Services Corp. and Subsidiaries

In evaluating its business, Newtek considers and uses ANII as a measure of its operating performance. ANII includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans and conventional loans, and beginning in 2016, capital gain distributions from controlled portfolio companies, which are reoccurring events. The Company defines ANII as Net investment income (loss) plus Net realized gains recognized from the sale of guaranteed portions of SBA 7(a) loan investments, less realized losses on non-affiliate investments, plus or minus loss on lease adjustment, plus the net realized gains on controlled investments, plus or minus the change in fair value of contingent consideration liabilities, plus loss on extinguishment of debt.

The term ANII is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. ANII has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider ANII in isolation, or as a substitute for net investment income, or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, ANII does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools. The Company compensates for these limitations by relying primarily on its GAAP results supplemented by ANII.

2 Note Regarding Dividend Payments
Amount and timing of dividends, if any, remain subject to the discretion of the Company's Board of Directors. The Company's Board of Directors expects to maintain a dividend policy with the objective of making quarterly distributions in an amount that approximates 90 - 100% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

3 We note that income earned in connection with the PPP during 2020, and forecasted to be earned in 2021, should not be viewed as recurring, as future PPP earnings would be predicated on future Congressional action.

Exhibit 99.1
Resources used to generate PPP loans will be focused on other more traditional activities. SBA 7(a) originations produce interest income, servicing income, and capital gains income, which is treated differently, from an accounting standpoint, than income created from the origination of PPP loans. Both the income from originating PPP loans and SBA 7(a) loans are considered qualified forms of income for a BDC.

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business and financial solutions under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB relationships across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek® and Your Business Solutions Company®, are registered trademarks of Newtek Business Services Corp.

Note Regarding Forward Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (In Thousands, except for Per Share Data)
	December 31, 2020	December 31, 2019
ASSETS	(Unaudited)
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $420,400 and $429,697, respectively; includes $312,649 and $364,063, respectively, related to securitization trusts)	$407,748	$417,223
SBA guaranteed non-affiliate investments (cost of $16,964 and $23,345, respectively)	17,822	25,004
Controlled investments (cost of $138,891 and $107,300, respectively)	239,171	215,817
Non-control investments (cost of $6,447 and $1,000, respectively)	6,447	1,000
Total investments at fair value	671,188	659,044
Cash	2,073	1,762
Restricted cash	49,352	31,445
Broker receivable	52,730	51,173
Due from related parties	6,112	2,972
Servicing assets, at fair value	26,061	24,411
Right of use assets	6,933	7,990
Other assets	26,530	18,614
Total assets	$840,979	$797,411

LIABILITIES AND NET ASSETS
Liabilities:
Bank notes payable	$86,339	$30,000
Notes due 2023 (par: $57,500 as of December 31, 2020 and December 31, 2019)	56,505	56,035
Notes due 2024 (par: $63,250 as of December 31, 2020 and December 31, 2019)	61,774	61,354
Notes due 2025 (par: $5,000 and $0 as of December 31, 2020 and December 31, 2019)	4,735	—
Notes payable - Securitization trusts (par: $221,752 and $276,637 as of December 31, 2020 and December 31, 2019)	218,339	272,376
Notes payable - related parties	24,090	12,163
Due to related parties	2,133	131
Lease liabilities	8,697	9,897
Deferred tax liabilities	11,406	12,405
Accounts payable, accrued expenses and other liabilities	27,608	20,824
Total liabilities	501,626	475,185

Commitment and contingencies
Net assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 21,970 and 20,530 issued and outstanding, respectively)	439	411
Additional paid-in capital	317,041	289,963
Accumulated undistributed earnings	21,873	31,852
Total net assets	339,353	322,226
Total liabilities and net assets	$840,979	$797,411
Net asset value per common share	$15.45	$15.70

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except for Per Share Data)

	Year ended December 31,
	2020	2019	2018
	(Unaudited)
Investment income
From non-affiliate investments:
Interest income - PPP loans	$37,743	$—	$—
Interest income - SBA 7(a) loans	24,719	28,467	23,067
Servicing income	11,154	10,078	8,552
Other income	2,693	5,328	4,526
Total investment income from non-affiliate investments	76,309	43,873	36,145
From non-control investments:
Interest income	403	—	—
Dividend income	104	111	65
Total investment income from non-control investments	507	111	65
From controlled investments:
Interest income	1,933	1,024	740
Dividend income	13,452	14,287	12,565
Total investment income from controlled investments	15,385	15,311	13,305
Total investment income	92,201	59,295	49,515
Expenses:
Salaries and benefits	14,211	14,305	21,082
Interest	17,877	20,422	16,066
Depreciation and amortization	402	501	484
Professional fees	3,718	3,807	3,094
Origination and loan processing	8,431	9,215	8,362
Origination and loan processing - related party	9,855	9,944	—
Change in fair value of contingent consideration liabilities	54	42	(51)
Loss on extinguishment of debt	—	251	1,059
Other general and administrative costs	5,668	6,427	6,907
Total expenses	60,216	64,914	57,003
Net investment income (loss)	31,985	(5,619)	(7,488)
Net realized and unrealized gains (losses):
Net realized gain on non-affiliate investments - SBA 7(a) loans	11,368	47,816	42,845
Net realized gain on non-affiliate investments - conventional loan	—	—	278
Net realized gain on controlled investments	—	2,585	52
Net unrealized depreciation on SBA guaranteed non-affiliate investments	(795)	(225)	(766)
Net unrealized appreciation (depreciation) on SBA unguaranteed non-affiliate investments	(176)	(6,291)	3,471
Net unrealized appreciation (depreciation) on controlled investments	(8,237)	11,211	4,048
Change in deferred taxes	999	(3,164)	(1,077)
Net unrealized depreciation on servicing assets	(1,525)	(5,178)	(5,685)
Net realized and unrealized gains	$1,634	$46,755	$43,166
Net increase in net assets resulting from operations	$33,619	$41,136	$35,678
Net increase in net assets resulting from operations per share	$1.59	$2.13	$1.91

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except for Per Share Data)

Net investment income (loss) per share	$1.51	$(0.29)	$(0.40)
Dividends and distributions declared per common share	$2.05	$2.15	$1.80
Weighted average number of shares outstanding	21,146	19,326	18,714

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES-
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

	Year ended		Year ended
(in thousands, except per share amounts)	December 31, 2020	Per share	December 31, 2019	Per share
Net investment income (loss)	$31,985	$1.51	$(5,619)	$(0.29)
Net realized gain on non-affiliate investments - SBA 7(a) loans	11,368	0.54	47,816	2.47
Net realized gain on controlled investments	—	—	2,585	0.13
Loss on lease	—	—	(105)	(0.00)
Change in fair value of contingent consideration liabilities	54	0.00	42	0.00
Loss on debt extinguishment	—	—	251	0.01
Adjusted Net investment income	$43,407	$2.05	$44,970	$2.33

Note: Amounts may not foot due to rounding